Exhibit 99.1

P R E S S R E L E A S E	Corporate Headquarters
400 South Hope Street
25th Floor
Los Angeles, CA 90071
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Steve Iaco

Senior Managing Director

Investor Relations & Corporate Communications

212.984.6535

CBRE GROUP, INC. REPORTS RECORD FIRST QUARTER

NORMALIZED EBITDA OF $247 MILLION, UP 24%

ADJUSTED EARNINGS PER SHARE RISES 28% TO $0.32

Los Angeles, CA – April 29, 2015 — CBRE Group, Inc. (NYSE:CBG) today reported strong revenue and earnings growth for the first quarter ended March 31, 2015.

First-Quarter 2015 Results

•

Revenue for the quarter totaled $2.1 billion, an increase of 10% (15% in local currency) from $1.9 billion in the first quarter of 2014.  Fee revenue[1] increased 10% (15% in local currency) to $1.5 billion.

•

Adjusted net income[2] rose 29% to $106.0 million from $82.4 million in the first quarter of 2014, while adjusted earnings per diluted share[2] improved 28% to $0.32 from $0.25 in the prior-year period. Adjusted net income and adjusted earnings per share excludes from U.S. GAAP net income and earnings per share the effect of selected charges[3].  For the first quarter of 2015, selected charges (net of income taxes) totaled $13.1 million versus $14.7 million for the same period in 2014.

•

On a GAAP basis, net income rose 37% to $92.9 million, compared with $67.7 million for the first quarter of 2014.  GAAP earnings per diluted share rose 40% to $0.28, compared with $0.20 in last year’s first quarter.

•

Normalized EBITDA[4], which excludes selected charges, increased 24% to $246.7 million from $198.8 million in the first quarter of 2014. EBITDA[4] (including selected charges) rose 25% to $246.3 million for the first quarter of 2015, from $197.2 million for the same period a year earlier.

•

These results include a net gain of approximately $13 million (approximately $8 million or $0.02 per share, net of tax) over the prior-year first quarter, from foreign currency movement, after the impact of currency hedging activities for the year.

CBRE Press Release

April 29, 2015

Management Commentary

“Our strong results in the first quarter reflect the success of our people in executing our strategy and creating real advantages for our clients,” said Bob Sulentic, CBRE’s president and chief executive officer. “We are especially pleased with the double-digit top and bottom line growth we achieved while continuing to make strategic investments in our people and platform that will enhance our client offering and boost future growth.”

CBRE’s performance in the quarter was driven by the Americas, the company’s largest business segment. Americas revenue improved 20% (21% in local currency), as all of the region’s major business lines achieved double-digit revenue growth. The strong dollar tempered revenue growth in overseas markets.  In Asia Pacific, revenue rose 7% (15% in local currency), driven by robust growth in Australia and China. In Europe, the Middle East and Africa (EMEA), revenue increased 6% in local currency but declined 5% when converted to U.S. dollars.  The growth in EMEA followed an exceptionally strong first quarter in 2014.

CBRE’s Capital Markets businesses were particularly strong performers during the quarter, as investor appetite for commercial real estate remained robust. Global property sales revenue improved 16% (21% in local currency), while commercial mortgage services revenue surged 40% (41% in local currency), reflecting significantly increased origination and servicing activity with the U.S. Government-Sponsored Enterprises.

Global leasing revenue rose 9% (13% in local currency). The Americas was the primary catalyst with revenue up 18% (19% in local currency) as CBRE’s investments in producer recruiting and in-fill M&A -- along with increased productivity from existing producers -- continued to enhance performance.

CBRE’s occupier outsourcing business maintained strong growth in the first quarter, despite negative foreign currency effects.  More corporations and other major space occupiers are purchasing integrated real estate and facilities services on an account basis. Globally, revenue from occupier outsourcing, excluding related transaction revenue, improved 8% (13% in local currency).  Fee revenue (excluding related transaction revenue) from this business line rose 5% (12% in local currency).

Compared with the first quarter of 2014, CBRE’s net debt declined by approximately $275 million to 1.2 times trailing 12-month normalized EBITDA from 1.7 times. Reflecting the company’s increasingly strong financial position, Moody’s Investors Services raised its rating on CBRE’s senior secured and senior unsecured debt to Investment Grade. This upgrade followed Standard & Poor’s decision to increase CBRE’s corporate issuer rating to Investment Grade in late 2014.

On March 31, 2015, CBRE entered into a definitive agreement to acquire the Global WorkPlace Solutions (GWS) business of Johnson Controls, Inc. The GWS acquisition, which we expect to close in late third quarter or early fourth quarter of this year, will significantly enhance CBRE’s ability to self-perform facilities management services in more than 50 countries and deepen its relationships with large multi-national corporations.  In addition, CBRE has completed two in-fill acquisitions thus far in 2015: United Commercial Realty, a leading retail real estate services specialist based in Dallas (which closed in the first quarter); and Environmental Systems, Inc., an energy management specialist based in Brookfield, Wisconsin (which closed in the second quarter).

CBRE Press Release

April 29, 2015

First-Quarter 2015 Segment Results

Americas Region (U.S., Canada and Latin America)

•	Revenue rose 20% (21% in local currency) to $1.2 billion, compared with $1.0 billion for the first quarter of 2014.
•

Normalized EBITDA increased 52% to $190.5 million from $125.8 million in the prior-year first quarter.  EBITDA (including selected charges) increased 49% to $187.3 million compared with $125.8 million in last year’s first quarter.

•	Operating income rose 61% to $139.4 million, compared with $86.6 million for the prior-year first quarter.
•	EBITDA and operating income include net gains from foreign currency movement, including full-year currency hedging activities.

EMEA Region (primarily Europe)

•

Revenue totaled $494.0 million, compared with $518.7 million for the first quarter of 2014, reflecting the depreciation of the Euro and British pound sterling. Before negative foreign currency effects, revenue rose 6%.

•

Revenue growth in EMEA followed an exceptionally strong first quarter of 2014, when revenue rose 32% (27% in local currency) over the first quarter of 2013, excluding the contributions from Norland Managed Services (which CBRE acquired at the end of 2013).

•	EBITDA totaled $7.6 million compared with $23.4 million in the prior-year first quarter.
•	Operating loss totaled $8.2 million compared with operating income of $5.1 million for the same period in 2014.

Asia Pacific Region (Asia, Australia and New Zealand)

•

Revenue increased 7% (15% in local currency) to $208.4 million from $195.6 million for the first quarter of 2014.  Performance improved in several countries, particularly Australia and China, but growth was tempered by negative foreign currency effects.

•	EBITDA increased 28% to $10.6 million compared with $8.2 million for the prior-year first quarter.
•	Operating income totaled $6.7 million, an increase of 29% from $5.2 million for the first quarter of 2014.

Global Investment Management (investment management operations in the U.S., Europe and Asia Pacific)

•

Revenue totaled $110.2 million compared with $112.5 million in the first quarter of 2014, reflecting the depreciation of the Euro and British pound sterling.  Before negative foreign currency effects, revenue rose 5%.

•

Normalized EBITDA increased 8% to $32.1 million (including $3.4 million from carried interest) from $29.8 million in the prior-year first quarter.  EBITDA (including selected charges) increased 23% to $34.9 million, compared with $28.3 million in the first quarter of 2014.

•	Operating income totaled $28.7 million, an increase of 59% from $18.1 million for the first quarter of 2014.
•

In local currency, Assets Under Management (AUM) was unchanged compared with year-end 2014, and up more than $5 billion from the first quarter of 2014. However, the weakening of the Euro and British pound sterling caused AUM to decrease to $87.1 billion from year-end 2014 when converted into U.S. dollars.

CBRE Press Release

April 29, 2015

Development Services (real estate development and investment activities primarily in the U.S.)

•	Revenue totaled $12.3 million compared with $12.4 million for the first quarter of 2014.
•

EBITDA totaled $6.0 million compared with $11.6 million reported in the prior-year first quarter. The decrease was largely driven by fewer property sales in the first quarter of 2015 than in the prior-year quarter.

•	Operating loss totaled $6.5 million compared with $2.5 million for the same period in 2014.
•

Development projects in process totaled $5.5 billion, up approximately $100 million from year-end 2014, and the inventory of pipeline deals totaled $3.6 billion, down approximately $400 million from year-end 2014.

Business Outlook

“We are pleased with our strong start to 2015. However, it is important to bear in mind that the first quarter comprises a relatively small portion of our annual revenue and earnings, and as such, may not be an effective barometer of full-year performance,” Mr. Sulentic said.  “There is good underlying momentum in our business and the advantages we enjoy as the global market leader are becoming more pronounced as we continue to invest in our people, platform and service offering.  Increasingly, investors and occupiers are gravitating to CBRE due to our ability to deliver high-quality, globally integrated solutions that leverage the industry’s top talent to create real competitive advantages for our clients around the world.”

CBRE re-affirms its expectations of achieving adjusted earnings-per-share in the range of $1.90 to $1.95 for full-year 2015.

Conference Call Details

The Company’s first-quarter earnings conference call will be held today (Wednesday, April 29, 2015) at 9:00 a.m. Eastern Time.  A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 877-407-8037 for U.S. callers and 201-689-8037 for international callers.  A replay of the call will be available starting at 2 p.m. Eastern Time on April 29, 2015, and ending at midnight Eastern Time on May 6, 2015. The dial-in number for the replay is 877-660-6853 for U.S. callers and 201-612-7415 for international callers.  The access code for the replay is 13603644.  A transcript of the call will be available on the Company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2014 revenue).  The Company has more than 52,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 370 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our website at www.cbre.com.

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations (including the expected closing date of the GWS acquisition), financial performance (including adjusted earnings per share), business outlook and use of capital. Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are

CBRE Press Release

April 29, 2015

not limited to: disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated; volatility and disruption of the securities, capital and credit markets; interest rate increases; the cost and availability of capital for investment in real estate; clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States; our ability to control costs relative to revenue growth; our ability to retain and incentivize producers; our ability to identify, acquire and integrate synergistic and accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of our pending GWS acquisition as well as of other companies we may acquire, and our ability to achieve expected cost synergies relating to those acquisitions; increases in unemployment and general slowdowns in commercial activity; variations in historically customary seasonal patterns that cause our business not to perform as expected; trends in pricing and risk assumption for commercial real estate services; our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; foreign currency fluctuations; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; changes in tax laws in the United States or in other jurisdictions in which our business may be concentrated that reduce or eliminate deductions or other tax benefits we receive; changes in international law (including anti-corruption, anti-money laundering and trade control law), particularly in Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; our ability to maintain our effective tax rate at or below current levels; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to maintain EBITDA margins that enable us to continue investing in our platform and client service offerings; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; declines in lending activity of Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the U.S. commercial real estate mortgage market; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; the ability of our Global Investment Management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to comply with laws and regulations related to our global operations, including real estate licensure, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; our leverage and our ability to perform under our credit facilities, indentures and other debt instruments, including additional debt that we may incur in connection with the GWS acquisition; liabilities under guarantees, or for construction defects, that we incur in our Development Services business; the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; the effect of significant movements in average cap rates across different property types; and the effect of implementation of new accounting rules and standards.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2014, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s website at www.cbre.com or upon written request from the CBRE Investor Relations Department at investorrelations@cbre.com.

Note – CBRE has not reconciled the non-GAAP adjusted earnings per share guidance included in this release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort.

1 Fee revenue excludes both client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients. For the calculation of fee revenue in specific periods, see the “Non-GAAP Financial Measures” section of this press release.

2 A reconciliation of net income attributable to CBRE Group, Inc. to adjusted net income attributable to CBRE Group, Inc., and to adjusted diluted income per share attributable to CBRE Group, Inc. shareholders (or “adjusted earnings per share”) is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

3 Selected charges included the write-off of financing costs, amortization expense related to certain intangible assets attributable to acquisitions, certain carried-interest incentive compensation expense and integration and other costs related to acquisitions.  For the impact of selected charges on specific periods, see the “Non-GAAP Financial Measures” section of this press release.

CBRE Press Release

April 29, 2015

4 EBITDA represents earnings before net interest expense, write-off of financing costs, income taxes, depreciation and amortization, while amounts shown for normalized EBITDA remove the impact of certain cash and non-cash charges related to acquisitions and certain carried-interest incentive compensation expense.  Our management believes that both of these measures are useful in evaluating our operating performance compared to that of other companies in our industry because the calculations of EBITDA and normalized EBITDA, generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance.  As a result, our management uses these measures to evaluate operating performance and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA and normalized EBITDA, are useful to investors to assist them in getting a more complete picture of our results from operations.

However, EBITDA and normalized EBITDA are not recognized measurements under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA and normalized EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA and normalized EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA and normalized EBITDA are not intended to be measures of free cash flow for our management’s discretionary use, as they do not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA and normalized EBITDA also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA and normalized EBITDA to net income attributable to CBRE Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CBRE Press Release

April 29, 2015

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue	$2,052,503	$1,860,842

Costs and expenses:
Cost of services	1,290,777	1,161,460
Operating, administrative and other	531,775	528,395
Depreciation and amortization	69,846	65,203
Total costs and expenses	1,892,398	1,755,058

Gain on disposition of real estate	-	6,697
Operating income	160,105	112,481
Equity income from unconsolidated subsidiaries	15,451	15,000
Other income	1,087	4,801
Interest income	2,297	1,577
Interest expense	26,214	28,015
Write-off of financing costs	2,685	-
Income before provision for income taxes	150,041	105,844
Provision for income taxes	56,903	37,902
Net income	93,138	67,942
Less: Net income attributable to non-controlling interests	201	279
Net income attributable to CBRE Group, Inc.	$92,937	$67,663

Basic income per share attributable CBRE Group, Inc.	$0.28	$0.21

Weighted average shares outstanding for basic income per share	331,976,907	330,035,445

Diluted income per share attributable to CBRE Group, Inc.	$0.28	$0.20

Weighted average shares outstanding for diluted income per share	335,698,590	333,349,519

EBITDA	$246,288	$197,206

CBRE Press Release

April 29, 2015

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Americas
Revenue	$1,227,616	$1,021,681
Costs and expenses:
Cost of services	787,117	660,270
Operating, administrative and other	258,162	240,667
Depreciation and amortization	42,950	34,158
Operating income	$139,387	$86,586
EBITDA	$187,321	$125,762

EMEA
Revenue	$494,024	$518,679
Costs and expenses:
Cost of services	362,503	371,547
Operating, administrative and other	124,895	124,533
Depreciation and amortization	14,792	17,463
Operating (loss) income	$(8,166)	$5,136
EBITDA	$7,578	$23,365

Asia Pacific
Revenue	$208,366	$195,643
Costs and expenses:
Cost of services	141,157	129,643
Operating, administrative and other	56,659	57,749
Depreciation and amortization	3,846	3,068
Operating income	$6,704	$5,183
EBITDA	$10,550	$8,241

Global Investment Management
Revenue	$110,224	$112,463
Costs and expenses:
Operating, administrative and other	73,918	84,998
Depreciation and amortization	7,611	9,366
Operating income	$28,695	$18,099
EBITDA	$34,880	$28,263

Development Services
Revenue	$12,273	$12,376
Costs and expenses:
Operating, administrative and other	18,141	20,448
Depreciation and amortization	647	1,148
Gain on disposition of real estate	-	6,697
Operating loss	$(6,515)	$(2,523)
EBITDA	$5,959	$11,575

CBRE Press Release

April 29, 2015

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)	Fee revenue

(ii)	Adjusted net income attributable to CBRE Group, Inc.

(iii)	Adjusted diluted income per share attributable to CBRE Group, Inc. (which we also refer to as “adjusted earnings per share” or “adjusted EPS”)

(iv)	EBITDA and Normalized EBITDA

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

CBRE Press Release

April 29, 2015

Fee revenue is calculated as follows (dollars in thousands):

	Three Months Ended
	March 31,
	2015	2014

Global Corporate Services revenue (excluding related transaction revenue)	$694,863	$644,935
Less:
Client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients	461,535	422,840
Fee revenue, Global Corporate Services (excluding related transaction revenue)	$233,328	$222,095

Consolidated revenue	$2,052,503	$1,860,842
Less:
Client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients	597,363	532,493
Fee revenue	$1,455,140	$1,328,349

Adjusted net income attributable to CBRE Group, Inc. and adjusted diluted net income per share attributable to CBRE Group, Inc. shareholders are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended
	March 31,
	2015	2014

Net income attributable to CBRE Group, Inc.	$92,937	$67,663
Amortization expense related to certain intangible assets attributable to acquisitions, net of tax	11,109	13,759
Integration and other costs related to acquisitions, net of tax	1,960	-
Write-off of financing costs, net of tax	1,638	-
Carried interest incentive compensation to match current period revenue, net of tax	(1,691)	952
Adjusted net income attributable to CBRE Group, Inc.	$105,953	$82,374

Adjusted diluted income per share attributable to CBRE Group, Inc. shareholders	$0.32	$0.25

Weighted average shares outstanding for diluted income per share	335,698,590	333,349,519

CBRE Press Release

April 29, 2015

EBITDA and Normalized EBITDA are calculated as follows (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Net income attributable to CBRE Group, Inc.	$92,937	$67,663	$509,777	$346,655
Add:
Depreciation and amortization(1)	69,846	65,203	269,744	209,936
Non-amortizable intangible asset impairment	-	-	-	98,129
Interest expense(2)	26,214	28,015	110,234	122,218
Write-off of financing costs	2,685	-	25,772	42,715
Provision for income taxes(3)	56,903	37,902	282,760	206,520
Less:
Interest income	2,297	1,577	6,953	5,838

EBITDA(4)	$246,288	$197,206	$1,191,334	$1,020,335

Adjustments:
Integration and other costs related to acquisitions	3,213	-	3,213	11,066
Carried interest incentive compensation to match current period revenue	(2,772)	1,563	19,538	10,723
Cost containment expenses	-	-	-	17,621

Normalized EBITDA (4)	$246,729	$198,769	$1,214,085	$1,059,745

(1)         Includes depreciation and amortization expense related to discontinued operations of $0.9 million for the twelve months ended March 31, 2014.

(2)         Includes interest expense related to discontinued operations of $3.3 million for the twelve months ended March 31, 2014.

(3)        Includes provision for income taxes related to discontinued operations of $1.4 million for the twelve months ended March 31, 2014.

(4)         Includes EBITDA related to discontinued operations of $7.9 million for the twelve months ended March 31, 2014.

CBRE Press Release

April 29, 2015

EBITDA and Normalized EBITDA for segments are calculated as follows (dollars in thousands):

	Three Months Ended March 31,
	2015	2014
Americas
Net income attributable to CBRE Group, Inc.	$ 95,202	$ 70,466
Adjustments:
Depreciation and amortization	42,950	34,158
Interest expense, net	3,546	9,186
Write-off of financing costs	2,685	-
Royalty and management service expense (income)	108	(864)
Provision for income taxes	42,830	12,816
EBITDA	$ 187,321	$ 125,762
Integration and other costs related to acquisitions	3,213	-
Normalized EBITDA	$ 190,534	$ 125,762

EMEA
Net loss attributable to CBRE Group, Inc.	$ (18,486)	$ (6,990)
Adjustments:
Depreciation and amortization	14,792	17,463
Interest expense, net	11,447	7,159
Royalty and management service income	(1,217)	(3,885)
Provision for income taxes	1,042	9,618
EBITDA	$ 7,578	$ 23,365

Asia Pacific
Net income (loss) attributable to CBRE Group, Inc.	$ 2,659	$ (4,244)
Adjustments:
Depreciation and amortization	3,846	3,068
Interest expense, net	898	335
Royalty and management service expense	63	3,639
Provision for income taxes	3,084	5,443
EBITDA	$ 10,550	$ 8,241

Global Investment Management
Net income attributable to CBRE Group, Inc.	$ 10,708	$ 2,828
Adjustments:
Depreciation and amortization	7,611	9,366
Interest expense, net	7,684	8,841
Royalty and management service expense	1,046	1,110
Provision for income taxes	7,831	6,118
EBITDA	$ 34,880	$ 28,263
Carried interest incentive compensation to match current period revenue	(2,772)	1,563
Normalized EBITDA	$ 32,108	$ 29,826

Development Services
Net income attributable to CBRE Group, Inc.	$ 2,854	$ 5,603
Adjustments:
Depreciation and amortization	647	1,148
Interest expense, net	342	917
Provision for income taxes	2,116	3,907
EBITDA	$ 5,959	$ 11,575

CBRE Press Release

April 29, 2015

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,
	2015	2014
Assets:
Cash and cash equivalents (1)	$ 379,028	$ 740,884
Restricted cash	56,694	28,090
Receivables, net	1,537,100	1,736,229
Warehouse receivables (2)	1,080,364	506,294
Property and equipment, net	479,751	497,926
Real estate assets (3)	47,522	45,604
Goodwill and other intangibles, net	3,056,026	3,136,181
Investments in and advances to unconsolidated subsidiaries	209,805	218,280
Other assets, net	779,370	737,617
Total assets	$ 7,625,660	$ 7,647,105

Liabilities:
Current liabilities, excluding debt	$ 1,758,533	$ 2,303,948
Warehouse lines of credit (2)	1,065,891	501,185
Revolving credit facility	110,000	4,840
5.00% senior notes	800,000	800,000
Senior secured term loans	500,000	645,613
5.25% senior notes	426,819	426,813
Other debt	2,835	2,808
Notes payable on real estate (4)	43,205	42,843
Other long-term liabilities	613,356	617,657
Total liabilities	5,320,639	5,345,707

CBRE Group, Inc. stockholders’ equity	2,259,308	2,259,830
Non-controlling interests	45,713	41,568
Total equity	2,305,021	2,301,398
Total liabilities and equity	$ 7,625,660	$ 7,647,105

(1)     Includes $54.4 million and $58.0 million of cash in consolidated funds and other entities not available for Company use as of March 31, 2015 and December 31, 2014, respectively.

(2)     Represents loan receivables, the majority of which are offset by related warehouse lines of credit facilities.

(3)     Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(4)     Represents notes payable on real estate (none of which is recourse to the Company).